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                                                                   Exhibit 99.2

                              Conference Call Notes
                               Second Quarter 2002

Thank you, Jamie, and good morning everyone. I want to thank you for joining us this morning to review our results for the second quarter of fiscal 2002. I am joined today by Steve Hare, our executive vice president and chief financial officer. I will make my introductory remarks and Steve will review the financial results in more detail. Afterwards, both Steve and I will be available to answer any questions that you may have at the conclusion of our remarks.

We have a new Safe Harbor statement. We call your attention to the Forward-Looking Information disclaimer provided on our web site. This disclaimer lists a variety of risk factors and uncertainties that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations expressed here today. It also cautions listeners against placing undue reliance on such forward-looking statements made during the course of this conference call. We emphasize that all forward-looking statements made during the course of this call are made subject to the cautionary statement on our web site and that the information provided in this conference call is provided only as of the date of the call.

So, having dispensed with that let me begin with an overview of the topics Steve and I will cover:

  1.  Some highlights from our performance this quarter,

  2. A more detailed update on our special interest magazines and specialty packaging divisions.

  3.  We will then have our financial review of our second fiscal quarter, and

  4.  We'll talk about the outlook for the remainder of the fiscal year.

At the end of our remarks, it's our hope that we will have conveyed to you our growing excitement for the future of our business and that you will take away 3 key points:

  1. Despite very difficult market conditions, and in contrast to each of our competitors who have reported so far this quarter, we have achieved sequential improvement in revenues and we also have delivered sequential improvement in earnings. We remain optimistic that we can continue that trend;

  2. Half of our business (the STM journals and professional books & directories division) remains stable. The other half of our business (the special interest magazines and specialty packaging businesses), that were and are still not yet performing at historical levels of profitability, showed considerable improvement this quarter; and

  3. We continue to generate strong cash flow and we continue to meaningfully reduce debt.

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Let me start with some of the highlights and some of our accomplishments during this quarter:

o  Market conditions during the quarter were - and do remain difficult.

o  Nevertheless, we believe we made solid progress in the second quarter.

o We had another strong quarter of cash flow and were able to reduce total debt by $13.9 million this quarter, and $23.9 million for the first half of this fiscal year. We achieved this primarily with strong cash flow from operations. We did have some modest asset sales.

o We achieved solid sequential improvement on a consolidated basis -- sales were up sequentially by over 7% and earnings rose from $.06 to $.15 per share. Perhaps more importantly, the improvement was broad-based, as value-added revenues in each of our 4 core divisions showed sequential improvement.

o Both journals business and books and directories divisions held up well. In both divisions, despite volume and price pressures, revenues were essentially flat and NOP was up year over year. Now, I would like to take just a moment to give you some context for this performance. Earlier this week, a very well run and well-positioned competitor announced their quarter results. They have a book division similar in many respects to ours. For their quarter ended December 31, they reported a 20% sequential decline in book revenues and over a 50% sequential decline in pre-tax earnings from this division. By contrast, our book and directory division grew revenues modestly and NOP was essentially flat Q1 to Q2. We're pleased with that strong comparative performance.

o And, finally, we are seeing a reversal of fortune in our special interest magazine and specialty packaging divisions.

    o As we all know, these businesses have been under severe pressure for the past 9-12 months.

    o During that period, the performance of these divisions in both sales and NOP has trended down.

    o We have acted aggressively to reverse those trends and get those businesses back to top line growth and improved profitability, and I talked about those actions on our last call.

    o We are very pleased that both businesses made money, reported significant improvement sequentially in both sales and NOP, and posted the best results we have seen from them in the past several quarters.

    o Both businesses have won several new, contract-based accounts, which I'll discuss in just a minute.

    o  Both businesses were able to add new and strong sales talent.

    o Both businesses have lowered dramatically their overall cost structure - in total, over 300 RIFs and two fewer facilities.

    o Both businesses have significantly improved their capabilities:

        o Magazines: we have talked about these things previously- pre-media centers complete, new PDF work flows, new 8-unit capability in re-engineered Byrd facility ;

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        o  Packaging: new, highly efficient system for automating
           direct mail and direct marketing materials with electronic media, several new proprietary package designs, VERY strong fulfillment/distribution capability in that business.

    o And finally, we have benefited from an improved competitive environment as several of our competitors have folded in the face of this tough economic environment. This is particularly true in the North Carolina market, although a couple of additional competitors have folded.

    o Therefore, despite the economy and industry conditions, we are seeing signs of improvement in these businesses. Both revenues and profits are up dramatically from first quarter and fourth quarter prior year rates.

o SO, even if difficult market conditions continue - we believe these businesses are stabilized and will continue to gain market share and show improved performance.

I want to turn next to our new business momentum.

In addition to the sequential earnings improvement and the positive cash flow results, we continue to gain significant new contract-based business across all four of our key markets. A few examples may be in order here:

o In our STM journals business - 1) we have landed two $1 million conversions of printed textbook material into electronic media; 2) we've landed 7 new titles and reprint work from a large commercial publisher, 3) we've landed 17 new titles from a health science publisher, 4) 13 new journals from an investor-focused publication, 5) and also several new contracts for our much-improved version of our Rapid Review product.

o In Special interest magazines - 1) we were awarded 9 new publications from one customer all under 3- year contracts, 2) another new customer gave us 5 new titles all under a 5-year contract from another publisher, 3) several other multi-year contracts for significant new business.

o In Specialty packaging - 1) we have a 2-year multi-million dollar contract in the cellular phone arena, 2) we were awarded a 3-year multi-million dollar contract in the automobile segment, and 3) over $1 million worth of end-to-end packaging work in the cable television market. It is worth noting that these recent wins are under longer-term contracts. In the past, much of our specialty packaging business was one-time or annual projects. We are seeing a larger percentage of our work under contract in this division.

o Finally, I'd just like to stress that our proposal activity and targeted new business lists in all our divisions remain strong. We are excited about the new business area especially given the economic conditions in which we are operating.

As I hope you can see, each one of our divisions is showing signs of stability and recovery. Despite the economic conditions, we are making progress on a company-wide basis and the re-positioning actions that we have discussed in the past are now having a positive impact on the business. Our fiscal 2002 was to be a year of sequential improvement. We have accomplished that through the first two quarters and are optimistic that we can continue that trend for the balance of the year.

With that overview, I will now turn the call over to Steve Hare to review the financial performance of our second quarter and to talk about the outlook for our business.

Steve,

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Financial review of our second fiscal quarter

Thank you Bruce and good morning. We have released our fiscal second quarter earnings report this morning and it should be available to all of you via PR Newswire. We will be filing our form 10-Q later in mid-February.

Today, I would like to highlight our financial results, discuss some trends in the business, and update you on a few of our important strategic initiatives.

CONSOLIDATED RESULTS - SECOND QUARTER ENDED DEC. 31 COMPARED TO LAST YEAR

                                       CY             PY
                                       --            ----
  o  Net Sales - As reported         $120.9   vs.   $140.2

We think a better comparison:

  o  Net Sales - Recurring            120.9          128.6   Revenue decline 6%



Recurring sales exclude closed and divested operations that were included in last year's reported total for better comparability.

Other than declines in special interest magazines and customer shipping and freight, sales were flat with last year's fiscal second quarter on a comparable basis.

Sequentially, net sales increased from $113 during the first fiscal quarter to $121 this quarter, an increase of 7% on a comparable basis.

Looking at:

  o   Operating Income                   $6.9              vs.      $10.6

                                  (PY excludes $1.7 of restructuring charges)

Sequentially, operating income improved from $5.9 to $6.9 this quarter, an increase of 18%.

  o  EPS - As reported                       $0.15             vs.      $0.21
                                  (PY includes restructuring expenses of  $0.11)

  o  CASH EPS                               $0.28             vs.      $0.46
    (eliminates amortization expense)

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As a reminder, we did not adopt FAS 142 early and so will continue to report amortization expense until the next fiscal year.

o  Strong cash flow quarter with EBITDA of $13 versus CAPX of $2.3

o At first glance, the CAPX level of $2.3 looks extremely low. However, the CAPX amount excludes the impact of redeployment of production equipment as we consolidate operations. For example, we have just completed the transfer of an 8-color press to the Byrd facility in Richmond and have transferred other production equipment to our East Stroudsburg and Charlotte facilities in recent periods. We still expect to have reported CAPEX in the range of $15 million for the full year.

o We will continue effective working capital management, which led specifically to an increase in collections during the last quarter. That helped fund a reduction in total debt of $13.9 (including securitization) for the quarter.

o Interest expense (including securitization) decreased from $5.7 for last year's second quarter to $4.3, a decrease of 24% as a result of lower debt levels and borrowing rates.

A quick look at Operating Results - First Half

On a comparable basis, sales for the first half were down 5% primarily due to the decline in the magazine market. EPS of $0.21 and Cash EPS of $0.48 were achieved with total debt (including securitization) reduction of $23.9 million during the first six months of fiscal 2002.

Summary

In summary, recent results during the second quarter reflect stable performance from journals and books and improving sequential performance from magazines and packaging that have been the hardest hit from the weak economy. Our focus on cost reduction initiatives is helping to offset the pressure on margins from the tough competitive marketplace we are facing in terms of both volume and pricing.

Outlook and Goals

Now looking ahead, our financial focus will continue to be on realizing the benefits of ongoing cost reduction programs, making capital reinvestment decisions that target and support opportunities for revenue growth in today's difficult economic environment, and creating additional financial flexibility in order to improve our long term competitive position.

Cash flow from operations will continue to be used to reduce our leverage. We will continue to focus on working capital management initiatives and monitor our capital expenditures very carefully in the second half. Also, we are working aggressively to sell some excess real estate and some non-strategic assets to further reduce debt. If we are able to complete the asset sales, we may be able to reduce debt by another $10 million or so during the remainder of the fiscal year.

Bruce, that is my update on the quarter. Let me turn it back to you for wrap-up.

Thank you, Steve

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Conclusion

As we have highlighted today,

1) We have delivered sequential improvement in earnings this fiscal year. We remain optimistic that we can continue that trend for the remainder of the fiscal year particularly in light of some of the new business wins which I have discussed,

2) The STM journals and professional books & directories businesses remain stable. The special interest magazines and specialty packaging businesses are showing improvement this quarter, and

3) Our businesses continue to generate strong cash flow. We continue to meaningfully reduce debt.

We expect to continue to reduce our debt levels and to benefit from our profit improvement actions. And as a result, we think we will continue to gain share during these challenging market conditions and that we will be well positioned when the economic recovery occurs.

Jamie, we are now ready for questions

After questions - conclusion

I really would like to thank all of you for joining us for today's call and your good questions. As we have indicated, our focus is, and will remain, to grow the business, improve our financial results and to strengthen the fundamentals of our business during this weaker than expected economic period. We believe that our business is on the right track and we look forward to reporting to you on our progress during the remainder of fiscal 2002.